AGREEMENT AND PLAN OF MERGER

                         BY AND BETWEEN

                         JSM NEWCO, INC.

                    a Tennessee corporation.

                      JSM MERGER SUB, INC.

                     a Tennessee corporation

                               AND

                 SEVEN OAKS INTERNATIONAL, INC.,

                     a Tennessee corporation


                        ________________

                     Dated September 8, 1995
                        ________________


                  AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into this 8th day of September, 1995 by and between JSM Newco, Inc., a Tennessee corporation ("JSM"), JSM Newco Merger Sub, Inc., a Tennessee corporation ("JSM Merger"), and Seven Oaks International, Inc., a Tennessee corporation with its principal executive offices at 700 Colonial Road, Suite 100, Memphis, Tennessee 38117 ("Seven Oaks").

                      W I T N E S S E T H :

     WHEREAS, the respective Boards of Directors of JSM and Seven
Oaks are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders; and

     WHEREAS, JSM has heretofore formed JSM Merger under the Tennessee Business Corporation Act (the "Act") for the purpose of effecting a merger (the "Merger") with and into Seven Oaks pursuant to the applicable provisions of the Act so that Seven Oaks will continue as the surviving corporation of the Merger; and

     WHEREAS, the respective Boards of Directors of JSM and Seven Oaks have approved the Merger, and the terms and provisions of this Agreement, pursuant to which (i) certain holders of outstanding shares of the Common Stock of Seven Oaks, par value $.10 per share ("Seven Oaks Common Stock"), will retain some or all of their Seven Oaks Common Stock and (ii) the remainder of the holders of Seven Oaks Common Stock will be entitled to receive cash in the amount of $0.31 for each issued and outstanding share of Seven Oaks Common Stock held by such holder, in the manner provided for herein; and

     WHEREAS, the Merger is subject to the approval of the shareholders of Seven Oaks and satisfaction of certain other conditions described in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                            ARTICLE I

                           THE MERGER

     1.01 Incorporation of JSM Merger. JSM has heretofore organized JSM Merger under the Act and will provide it with minimum capital required under the Act and cause it to adopt the Plan of Merger referred to in Section 1.02 hereto. Promptly after approval of this Agreement by its Board of Directors, JSM, as sole shareholder of JSM Merger, will approve the Plan of Merger in the manner provided in Section 48-21-104 of the Act.

     1.02 The Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit I (the "Plan of Merger"), JSM Merger shall be merged with and into Seven Oaks in accordance with the applicable provisions of, and with the effect provided in, the Act. Seven Oaks shall be the surviving corporation of the Merger (the "Surviving Corporation") and the separate existence of JSM Merger shall cease. Upon consummation of the Merger, the charter and by-laws of JSM Merger prior to the Effective Time (as defined in Section 2.02) of the Merger shall constitute the charter and by-laws of the Surviving Corporation immediately after the Effective Time. The Plan of Merger provides for the terms of the Merger and the mode of carrying the same into effect. The Merger shall be consummated at the Effective Time.

     1.03 Directors and Officers of the Surviving Corporation. Following the Merger, (i) John Moll, J. Steven Moll, Peter R. Pettit, Tommy R. Thompson and Frank A. Sullivan shall serve as the directors of the Surviving Corporation and (ii) the persons set forth on Schedule 1.03 shall serve in the offices identified next to their names, each to serve thereafter in accordance with the charter and by-laws of the Surviving Corporation.

     1.04 Manner of Converting Shares.

          (a) All of the shares of JSM Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger.

          (b) All of the outstanding shares of Common Stock, no par value per share, of JSM Merger at the Effective Time shall at the Effective Time be exchanged for shares of the Surviving
Corporation on a one-for-one basis.

          (c) The manner and basis of converting the shares of the capital stock of Seven Oaks upon consummation of the Merger shall be as follows:

               (i)  Seven Oaks Common Stock Conversion into Cash.

Except as otherwise provided in this Section 1.04(c), each share of Seven Oaks Common Stock issued and outstanding at the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the sum of thirty-one/one-

hundredths cents ($0.31) cash.

               (ii) Authorized and Unissued Shares. Any and all authorized and unissued shares of Common Stock of Seven Oaks and any Seven Oaks Subsidiary (as defined in Section 3.02) shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

              (iii)  Surrender of Certificates.

                    (A)  Prior to the Effective Time, Seven Oaks
agrees to appoint Trust Company Bank, Atlanta, Georgia or a comparable firm (the "Agent") to act as agent in connection with the Merger. Except as otherwise provided in Section 1.04(c)(ii) or (v) hereto, from and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Seven Oaks Common Stock (the "Certificates") shall be entitled to exercise its right to receive in exchange therefor (except as provided in Section 1.04(c)(iv) hereto), upon surrender thereof to the Agent, a check for the aggregate amount of cash representing the consideration which such holder has the right to receive under Section 1.04(c)(i) hereto in the Merger. Immediately prior to the Effective Time, JSM will deliver to the Agent, in trust for the benefit of the holders of Seven Oaks Common Stock, the sum of

$1,950,796 representing the aggregate consideration to the holders of issued and outstanding Seven Oaks Common Stock necessary to make the exchanges contemplated by Section
1.04(c)(i) hereto on a timely basis.

                    (B)  Promptly after the Effective Time, the
Agent shall mail to each record holder of Seven Oaks Common Stock as of the Effective Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Agent) and instructions for use in effecting the surrender of Certificates in exchange for the consideration specified in Section 1.04(c)(i) hereto. Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor such cash consideration as set forth in the Plan of Merger, and such Certificate shall forthwith be canceled. Until surrendered in accordance with the provisions of this Section 1.04(c)(iii), each Certificate shall represent for all purposes only the right to receive the cash consideration provided in Section 1.04(c)(i) hereto, without any interest thereon.

                    (C) Any remaining sums of the aggregate cash consideration specified in Section 1.04(c)(iii)(A) hereto held by the Agent that remains unclaimed by the former shareholders of Seven Oaks on the first anniversary of the Effective Time shall be delivered by the Agent to JSM. Any former shareholders of Seven Oaks who have not theretofore complied with this Section 1.04(c)(iii) shall thereafter look only to JSM for satisfaction of their claim for the consideration set forth in the Plan of

Merger, without any interest thereon. Notwithstanding the foregoing, JSM shall not be liable to any holder of shares of Seven Oaks Common Stock for any moneys to be issued as consideration for the Merger delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (iv) Dissenting Seven Oaks Shareholders. Each outstanding share of Seven Oaks Common Stock, the holder of which has demanded and perfected his demand for payment of the fair value of such share in accordance with Sections 48-23-101 through 48-23-302 of the Act (the "Dissenter Provisions") and has not

effectively withdrawn or lost his right to such payment, shall not be converted into or represent a right to receive the consideration specified in Section 1.04(c) hereto pursuant to the foregoing provisions of this Section 1.04(c) and the Plan of Merger, but shall represent only the rights granted with respect to such dissenting shares of Seven Oaks Common Stock pursuant to the Dissenter Provisions. Seven Oaks shall give prompt notice upon receipt by Seven Oaks of any written demands for payment of the fair value of shares of Seven Oaks Common Stock and of withdrawals of such demands and any other written communications provided in accordance with or pursuant to the Dissenter Provisions (any shareholder duly making such a demand being hereinafter called a "Dissenting Shareholder"); and JSM shall promptly receive from Seven Oaks copies of such notice(s), and have the right to participate in all negotiations and proceedings with respect to any Dissenting Shareholder. Seven Oaks agrees that it will not, except with the prior written consent of JSM, make any determination of fair value, any payment with respect to, or settle or offer to settle any matter arising out of, any dissent, unless it is reasonably advised by its counsel that it is required by law to act and that JSM is unreasonably withholding its consent. Each Dissenting Shareholder, if any, who becomes entitled to payment for his shares of Seven Oaks Common Stock pursuant to the Dissenter Provisions shall receive payment therefor from JSM (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenter Provisions) and such dissenting shares of Seven Oaks Common Stock shall be canceled. If any holder of shares of Seven Oaks Common Stock who demands payment of the fair value of his shares under the Dissenter Provisions shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, the shares of Seven Oaks Common Stock of such holder shall be converted into a right to receive the cash consideration provided for in Section 1.04(c)(i) in accordance with the applicable provisions of this
Section 1.04(c) and the Plan of Merger.

               (v)  Notwithstanding Sections 1.04(c)(i) and
(iii), each person set forth on Schedule 1.04(c)(v) shall retain, and not surrender, Certificates representing the number of outstanding shares of Seven Oaks Common Stock set forth next to their name on such schedule, and the shares represented by such Certificates shall remain outstanding. These shares shall represent the percentages of outstanding Common Stock of the Surviving Corporation at the Effective Time set forth on
Schedule 1.04(c)(v).


                           ARTICLE II

                   CLOSING AND EFFECTIVE TIME

     2.01 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by officers of JSM and Seven Oaks who are authorized to execute this Agreement, the closing (the "Closing") of the transactions contemplated herein will be held at 11:00 a.m. Memphis, Tennessee local time (or such other time as may be agreed between the parties hereto), on such date as may be agreed between the parties hereto (the "Closing Date"). The place of Closing shall be at such place as may be agreed between the parties hereto.

     2.02 Effective Time. The Merger and other transactions contemplated by this Agreement and the Plan of Merger shall become effective on the date and at the time specified in the Articles of Merger reflecting the Merger (the "Effective Time"), which shall be filed by the Secretary of State of the State of Tennessee as soon as all actions required to be taken at the Closing have been completed. Unless the parties otherwise agree in writing, the Articles of Merger shall specify that the Effective Time shall be the time of their filing by the Secretary of State.

                           ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF SEVEN OAKS

     Seven Oaks represents and warrants to JSM, with such exceptions as are stated in this Article III or set forth in the disclosure schedules delivered by Seven Oaks simultaneously herewith, as follows:

     3.01 Organization and Authority.

          (a) Seven Oaks is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee, is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of material amounts of property or the conduct of a material portion of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is now being conducted, and to execute and deliver this Agreement and the Plan of Merger (assuming Seven Oaks shareholder approval of the Plan of Merger) and carry out its obligations under each. Seven Oaks has in effect all material federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

          (b) Seven Oaks previously has delivered to JSM complete and correct copies of its charter and all amendments thereto to the date hereof and its by-laws, as presently in effect, and Seven Oaks is not in default in the performance, observation, or fulfillment of any provision of its charter or, in any material respect, of its by-laws.

          (c) The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors) of Seven Oaks and each Seven Oaks Subsidiary are correct and complete in all material respects.

     3.02 Seven Oaks Subsidiaries. For purposes of this Agreement, the term "Seven Oaks Subsidiary" shall mean any corporation, association, subsidiary, or other entity of which Seven Oaks owns or controls, directly or indirectly, more than 5% of the outstanding equity securities. Schedule 3.02 hereto sets forth a correct and complete list of all Seven Oaks Subsidiaries as of the date of this Agreement. No equity securities of any Seven Oaks Subsidiary are or may become required to be issued (other than to Seven Oaks) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Seven Oaks Subsidiary; and there are no contracts, commitments, understandings, or arrangements by which any Seven Oaks Subsidiary is bound to issue (other than to Seven Oaks) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Seven Oaks Subsidiary are fully paid and nonassessable and, to the extent owned by Seven Oaks, are owned free and clear of any claim, lien, encumbrance, or agreement of any kind with respect thereto. Each Seven Oaks Subsidiary is duly organized, validly existing, and in good standing under the laws of its state of incorporation; is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of material amounts of property or the conduct of a material portion of its business requires it to be so qualified, has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted; and has in effect all material federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted. Neither Seven Oaks nor any Seven Oaks Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business associations other than those set forth on Schedule 3.02.

     3.03 Capitalization of Seven Oaks. As of the date of this Agreement, the authorized capital stock of Seven Oaks consists of 20,000,000 shares of Seven Oaks Common Stock, $.10 par value, of which 8,639,572 shares are issued and outstanding and 11,360,428 authorized and unissued shares. All outstanding shares of Seven Oaks Common Stock have been duly issued and are validly outstanding, fully paid, and nonassessable. None of the issued and outstanding shares of Seven Oaks Common Stock have been issued in violation of any preemptive right of the current or former shareholders of Seven Oaks. As of the date of this Agreement, Seven Oaks has reserved an aggregate of 5,635,322 shares of Seven Oaks Common Stock for issuance in connection with outstanding stock options and warrants to purchase Seven Oaks Common Stock. Except as set forth in Schedule 3.03 hereto, as of the date of this Agreement, there are no shares of capital stock or other equity securities of Seven Oaks outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Seven Oaks, or contracts, commitments, understandings, or arrangements by which Seven Oaks was or may become bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. As of the date of this Agreement, except as set forth in Schedule 3.03 hereto, there are no contracts, commitments, understandings, or arrangements by which Seven Oaks or any Seven Oaks Subsidiary is or may become bound to transfer any shares of the capital stock or other securities of any Seven Oaks Subsidiary, except for a transfer to Seven Oaks or JSM.

     3.04 Authorization.

          (a) The execution, delivery, and performance of this Agreement and the Plan of Merger by Seven Oaks and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Seven Oaks and, except for the approval of this Agreement and the Plan of Merger by Seven Oaks' shareholders (in their capacity as shareholders and not as directors), no other corporate proceedings on the part of Seven Oaks are necessary to authorize this Agreement or the Plan of Merger and the transactions contemplated hereby and thereby. This Agreement is a valid and binding obligation of Seven Oaks, enforceable against it in accordance with its terms (except as such enforceability may be limited by legal and equitable limitations or the availability of specific performance and other equitable remedies, and by laws or court decisions which may be applicable limiting the enforceability of indemnification provisions).

          (b) Except as otherwise noted in Schedule 3.04 hereto, neither the execution, delivery, and performance by Seven Oaks of this Agreement or the Plan of Merger, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Seven Oaks with any of the provisions hereof or thereof, will (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the properties or assets of Seven Oaks, under any of the terms, conditions, or provisions of:

               (x) its charter or by-laws; or

               (y) any agreement or instrument set forth on a schedule to this Agreement; or

               (z) or any other note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seven Oaks is a party, or by which Seven Oaks may be bound, or to which Seven Oaks or any Seven Oaks Subsidiary or the properties or assets of any of them may be subject, and that would, in any such event, have a material adverse effect on the financial condition or results of operations of Seven Oaks or any Seven Oaks Subsidiary or (ii) subject to compliance with the statutes, rules and regulations to which Section 3.04(c) refers, violate any judgment, ruling, order, writ, injunction or decree, or, to Seven Oaks' knowledge, any constitution, statute, rule, regulation or other restriction of any government or government agency applicable to Seven Oaks or any Seven Oaks Subsidiaries or any of their respective properties or assets.

          (c) Other than (i) any applicable requirements of the Securities Exchange Act of 1934 and the regulations promulgated thereto, as amended (the "Exchange Act") and any applicable filings under state securities, "Blue Sky" or takeover laws, the rules of the National Association of Securities Dealers, Inc. ("NASD"), the NASD OTC Bulletin Board, (ii) the filing and recordation of articles of merger as required by the Act, (iii) those required filings, registrations, consents and approvals listed on Schedule 3.04 hereto, (iv) notices to or filings with the Internal Revenue Service (the "IRS") or the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any employee benefit plans and (v) such other filings, registrations, consents, approvals, permits and authorizations which, if not obtained or made, will not have a material adverse effect on the financial condition or results of operations of Seven Oaks or any Seven Oaks Subsidiary, no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by Seven Oaks of the transactions contemplated by this Agreement and the Plan of Merger.

     3.05 Regulatory Reports; Seven Oaks Consolidated Financial Statements. Except as set forth on Schedule 3.05, since
January 1, 1992, Seven Oaks and all Seven Oaks Subsidiaries have timely filed all reports, registrations, information statements, and all other documents, together with any amendments required to be made thereto, required to be filed with the appropriate state and federal agencies having jurisdiction over them, including the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (collectively, the "Reports," and in the case of Seven Oaks, the "Seven Oaks Reports"). Each of the Reports has complied, or will comply, as the case may be, with the applicable provisions of the Securities Act and the Securities Exchange Act, in all material respects. Seven Oaks has heretofore furnished to JSM the audited consolidated balance sheets of Seven Oaks and the Seven Oaks Subsidiaries at April 30, 1993, 1994 and 1995 and the unaudited balance sheets of Seven Oaks and the Seven Oaks Subsidiaries at July 31, 1995, and the related consolidated statements of income, changes in stockholders' equity, and changes in financial position for the periods then ended, and the notes thereto. Such financial statements are collectively referred to herein as the "Seven Oaks Consolidated Financial Statements ." Except as set forth in Schedule 3.05 hereto, the Seven Oaks Consolidated Financial Statements for April 30, 1995 and July 31, 1995, fairly presented, or will fairly present, as the case may be, the financial position of Seven Oaks and the Seven Oaks Subsidiaries as at the dates mentioned and the results of operations and changes in financial position for the period then ended. Each of the financial statements (including the related notes and schedules) included in the Seven Oaks Reports and for the quarter ended July 31, 1995 (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC, and (ii) was prepared in accordance with generally accepted accounting principles consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Except as set forth in Schedule 3.05 hereto, the Seven Oaks Consolidated Financial Statements for the years ended April 30, 1993, 1994 and 1995 and the quarter ended July 31, 1995 accurately present the revenues and expenses of Seven Oaks as at the dates mentioned and the results of operations. Except as set forth in Schedule
3.05 hereto, as of their respective dates, the Reports and the Seven Oaks Consolidated Financial Statements did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.06 Absence of Certain Changes or Events. Except as set forth in the Seven Oaks Reports or the Seven Oaks Consolidated Financial Statements filed prior to the date of this Agreement or as otherwise disclosed in Schedule 3.06 hereto, since April 30, 1995, there has not been, occurred, or arisen: (i) any damage, destruction, loss, or casualty, whether or not covered by insurance, which has had or is reasonably likely to have a material adverse effect on the business of Seven Oaks or any Seven Oaks Subsidiary; (ii) any declaration, setting aside, or payment of any dividend or distribution (whether in cash stock, or property) in respect of the Seven Oaks Common Stock (other than regular cash dividends) or any redemption or other acquisition of the Seven Oaks Common Stock by Seven Oaks, or any split, combination, or reclassification of shares of Seven Oaks Common Stock declared or made; (iii) any extraordinary losses suffered not adequately reserved against, whether or not in the ordinary course of business; (iv) any material assets mortgaged, pledged, or subjected to any lien, charge, or other encumbrance;
(v) any agreement to do any of the foregoing; or (vi) any other event, development, or condition of any character including any change in results of operations, financial condition, method of accounting or accounting practices, nature of the business, or manner of conducting the business of Seven Oaks that has had, or is reasonably likely to have, a material adverse effect on the financial condition or results of operations of Seven Oaks or any Seven Oaks Subsidiary.

     3.07 Merger Proxy Statement. None of the information with respect to Seven Oaks or the Merger to be included in the proxy statement to be distributed to the shareholders of Seven Oaks in connection with the special meeting of shareholders to consider and vote upon the Merger (the "Merger Proxy Statement") will, in the case of the Merger Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Merger Proxy Statement or any amendments thereof or supplements thereto, and at the time of the special meeting of the shareholders of Seven Oaks, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Merger Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Seven Oaks with respect to information supplied in writing by JSM or any affiliate of JSM for inclusion in the Merger Proxy Statement.

     3.08 Tax Matters.

          (a) All federal, state, local, and foreign tax returns required to be filed by or on behalf of Seven Oaks and all Seven Oaks Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ending on or before December 31, 1994, and all returns filed are complete and accurate. All taxes shown on filed returns have been paid. As of the date hereof, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to Seven Oaks except as indicated in
Schedule 3.08 hereto. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid. No federal income tax returns for Seven Oaks were examined by the IRS in 1994 and 1995.

          (b) Except as set forth in Schedule 3.08 hereto, neither Seven Oaks nor any Seven Oaks Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

          (c) To the extent any federal, state, local, or foreign taxes are due from Seven Oaks through and including the Effective Time, adequate provision on an estimated basis has been made for the payment of such taxes except as set forth in
Schedule 3.08 hereto.

          (d)  Deferred taxes of Seven Oaks and the Seven Oaks
Subsidiaries have been reasonably estimated as shown on Schedule
3.08 hereto.

          (e) Each of Seven Oaks and the Seven Oaks Subsidiaries is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-8 and Forms W-9) necessary to comply in all material respects with, all applicable information reporting and tax withholding requirements under federal, state, local and foreign laws;

          (f) Each of Seven Oaks and the Seven Oaks Subsidiaries has collected or withheld all taxes required to be collected or withheld by it, and all such taxes have been paid to the appropriate governmental authority in the proper manner or set aside in appropriate accounts for future payment when due.

     3.09 Legal Proceedings.  Except as set forth in Schedule
3.09 hereto, neither Seven Oaks nor any Seven Oaks Subsidiary is a party to or has received written notice of any pending or threatened claim, action, suit, investigation, or proceeding ("Legal Proceedings"), nor to the knowledge of Seven Oaks are any Legal Proceedings otherwise threatened or unasserted but considered by Seven Oaks to be probable of assertion against any of them, nor is any of them subject to any order, judgment, or decree ("Orders") which, if finally determined adversely, might have, either individually or in the aggregate, a material adverse effect on the business, properties, financial condition, or results of operations of Seven Oaks or any Seven Oaks Subsidiary. Neither Seven Oaks or any Seven Oaks Subsidiary is subject to any order, judgment, decree or obligation that would materially limit the ability of Seven Oaks or any Seven Oaks Subsidiary to operate their respective businesses in the ordinary course.

     3.10 Compliance with Laws.  Except as set forth in Schedule
3.10 hereto, Seven Oaks and all Seven Oaks Subsidiaries have all material permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required to permit them to carry on their respective businesses as presently conducted; all such material permits, licenses, certificates of authority, orders, and approvals are in full force and effect; and to the knowledge of Seven Oaks no suspension or cancellation of any of them is threatened. Except for statutory or regulatory restrictions of general application and as disclosed on Schedule
3.10 hereto, no federal, state, local, or other governmental authority has placed any restrictions on the business of Seven Oaks or any Seven Oaks Subsidiary. Except as disclosed in
Schedule 3.10 hereto, Seven Oaks has received no written notice of any investigation or review by any governmental entity with respect to Seven Oaks or any Seven Oaks Subsidiary and, to the knowledge of Seven Oaks, no such investigation or review is pending or threatened. Neither Seven Oaks nor any Seven Oaks Subsidiary is, to the knowledge of Seven Oaks, and except as disclosed in Schedule 3.10 hereto, in violation of any applicable law or regulation.

     3.11 Environmental Matters.  Except as set forth on Schedule
3.11 neither Seven Oaks nor any of the Seven Oaks Subsidiaries is in violation of or subject to any existing, pending or, to Seven Oaks' knowledge, threatened investigation or inquiry by any federal, state or local governmental authority or any response costs or remedial obligations under any applicable laws or regulations pertaining to the health or the environment or hazardous substances as such are defined in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or any related regulations thereto, or any similar laws or regulations of any state or subdivision thereof (collectively, the "Environmental Laws"). Neither Seven Oaks nor any of the Seven Oaks Subsidiaries has obtained or is required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of their business by reason of any applicable Environmental Laws. Seven Oaks has taken all steps necessary to determine and has determined, to the best of its knowledge, that no oil, toxic or hazardous substances or solid wastes (all within the meaning of the applicable Environmental Laws) have been disposed of or otherwise released by Seven Oaks or any of the Seven Oaks Subsidiaries. The operation and ownership by Seven Oaks and the Seven Oaks Subsidiaries of Seven Oaks' business has not resulted in the disposal or other release of any oil, toxic or hazardous substances or solid waste.

     3.12 Labor Matters. Except as set forth on Schedule 3.12, Seven Oaks and each of the Seven Oaks Subsidiaries is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No unfair labor practice complaint against Seven Oaks or any of the Seven Oaks Subsidiaries is pending or is threatened. Seven Oaks is not a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by Seven Oaks.

There is no labor strike, dispute, slowdown or stoppage or union organization effort pending or, to the best of Seven Oaks' knowledge, threatened against Seven Oaks or any of the Seven Oaks
Subsidiaries. Neither Seven Oaks nor any of the Seven Oaks
Subsidiaries has experienced any material labor difficulty during the last three years.

     3.13 Employee Benefit Plans.

          (a) Seven Oaks has delivered to JSM prior to the execution of this Agreement copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plan, any other material written employee program, arrangement or agreement, whether arrived at through collective bargaining or otherwise, any material medical, vision, dental or other health plan, any life insurance plan, or any other material employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Seven Oaks or affiliates thereof or any corporation which is or was a member of a controlled group of corporations which included Seven Oaks for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "Seven Oaks Benefit Plans") and the most recent actuarial report for any Seven Oaks Benefit Plan that is a defined benefit pension plan or funded welfare benefit plan. Any of the Seven Oaks Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as an "ERISA Plan." No Seven Oaks Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) All Seven Oaks Benefit Plans are in compliance with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and any other applicable laws, the breach or violation of which could result in a material liability to Seven Oaks.

          (c) No Seven Oaks ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

          (d) Seven Oaks has reserved unto its Board of Directors, or a committee or officer duly authorized by its Board of Directors, the authority to amend or terminate the Seven Oaks Benefit Plans at any time without limitation, and neither the consideration or implementation of the Merger contemplated under this Agreement nor the amendment or termination of any or all of the Seven Oaks Benefit Plans on or after the date of this Agreement will increase (i) Seven Oaks' obligation to make contributions or any other payments to fund benefits accrued under such plans as of the date of this Agreement, or (ii) the benefits accrued or payable with respect to any participant under such plans.

     3.14 Material Contracts. As of the date of this Agreement, except for this Agreement and the agreements referred to in
Schedule 3.14 hereto and in the Seven Oaks Reports, neither Seven Oaks nor any Seven Oaks Subsidiary is a party to or is bound by
(a) any material agreement, arrangement, or commitment, (b) any agreement, arrangement, or commitment relating to the employment, election, or retention in office of any person; or (c) any contract, agreement, or understanding with any labor union. True copies of all agreements and other instruments to which Schedule
3.14 hereto refers have been or will be furnished to JSM to the extent requested.

     3.15 Contract Defaults. Neither Seven Oaks nor any Seven Oaks Subsidiary is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which they are a party or by which their respective assets, business, or operations may be bound or affected or under which they or their respective assets, business, or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, which default would have a material adverse affect on the financial condition or results of operations of Seven Oaks or any Seven Oaks Subsidiary, and to the knowledge of Seven Oaks no other party to any such instrument is in default thereunder.

     3.16 Brokers and Finders. Neither Seven Oaks nor any of its respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees (except as to Mercer Capital, with respect to its opinion regarding the fairness of the consideration for the Merger to the shareholders of Seven Oaks), whose fee shall be paid by Seven Oaks, brokerage fees, commissions, or finder's fees and no broker or finder has acted directly or indirectly for Seven Oaks in connection with this Agreement or any of the transactions contemplated hereby.

     3.17 Transactions With Affiliates.  Except as set forth in
Schedule 3.17 hereto, since April 30, 1995, Seven Oaks has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of one or more of Seven Oaks) (a) any holder of 5% or more of the voting securities of Seven Oaks, (b) any director or executive officer of Seven Oaks or any of the Seven Oaks Subsidiaries, (c) any person, firm or corporation that directly or indirectly controls, is con-trolled by or is under common control with Seven Oaks or any of the Seven Oaks Subsidiaries or (d) any member of the immediate family of any of such persons (collectively, for purposes of this Section, an "Affiliate"). Except as set forth in Schedule 3.17 hereto, (a) the material contracts of Seven Oaks do not include any obligation or commitment between Seven Oaks or any of the Seven Oaks Subsidiaries and any Affiliate, and (b) the assets of Seven Oaks do not include any receivable or other obligation or commitment from an Affiliate to Seven Oaks or any of the Seven Oaks Subsidiaries.

     3.18 Insurance. Listed on Schedule 3.18 are all property, casualty and such other major insurance policies (the "Existing Policies") currently covering Seven Oaks and each of the Seven Oaks Subsidiaries. The Existing Policies are in full force and effect and all premiums required to be paid thereunder have been paid in full. Seven Oaks has not received any notice that any coverage under any Existing Policies will be terminated or not renewed.

     3.19 Absence of Undisclosed Liabilities. Seven Oaks does not have any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except for liabilities disclosed on the consolidated balance sheet of Seven Oaks prepared as of April 30, 1995, or that were incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices, and except for any such liabilities or obligations which, individually or in the aggregate (i) would not have a material adverse effect on Seven Oaks and (ii) exceed $10,000.

     3.20 Accuracy of Information. This Agreement, and those other documents relating to Seven Oaks and the Seven Oaks Subsidiaries and their respective businesses provided by Seven Oaks or their employees or agents to JSM in connection with the transactions contemplated herein, when considered together, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.



                           ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF JSM

     JSM represents and warrants to Seven Oaks, with such exceptions as are stated in this Article IV or set forth in the disclosure schedules delivered by JSM simultaneously herewith, as follows:

     4.01 Organization and Authority. JSM is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee, and JSM is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of material amounts of property or the conduct of a material portion of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, and to carry on its business as it is now being conducted, and to execute and deliver this Agreement and the Plan of Merger and carry out its obligations under each. JSM has in effect all material federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

     4.02 Capitalization of JSM. As of the date of this Agreement, the authorized capital stock of JSM consists of (a) 10,000 shares of Common Stock, no par value, of which 1,000 shares are issued and outstanding. All outstanding shares of stock have been duly issued and are validly outstanding, fully paid, and nonassessable. As of the date of this Agreement, there are no outstanding options to purchase any shares of JSM Common Stock. Other than to John Moll or Steve Moll, as of the date of this Agreement, there are no shares of capital stock or other equity securities of JSM outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of JSM, or contracts, commitments, understandings, or arrangements by which JSM was or may become bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Other than to John Moll or Steve Moll, as of the date of this Agreement, there are no contracts, commitments, understandings, or arrangements by which JSM or any JSM Subsidiary is or may become bound to transfer any shares of the capital stock or other securities of any JSM Subsidiary, except for a transfer to JSM.

     4.03 Authorization.

          (a) The execution, delivery, and performance of this Agreement and Plan of Merger by JSM and JSM Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of JSM and JSM Merger and no other corporate proceedings on the part of JSM and JSM Merger are necessary to authorize this Agreement or the Plan of Merger and the transactions contemplated hereby and thereby. This Agreement is the valid and binding obligation of JSM and JSM Merger enforceable against them in accordance with its terms (except as such enforceability may be limited by legal and equitable limitations on the availability of specific performance and other equitable remedies, and by laws or court decisions which may be applicable limiting the enforceability of indemnification provisions).

          (b) Neither the execution, delivery, and performance by JSM and JSM Merger of this Agreement or the Plan of Merger, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by JSM and JSM Merger with any of the provisions hereof or thereof, will violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the properties or assets of JSM and JSM Merger, under any of the terms, conditions, or provisions of:

               (x)  its charter or by-laws; or

               (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which JSM is a party, or by which JSM may be bound and that would, in any such event, have a material adverse effect on the financial condition or results of operations of JSM or any JSM Subsidiary,

     4.04 Brokers and Finders. Neither JSM nor any of its respective officers, directors, or employees, have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for JSM in connection with this Agreement or any of the transactions contemplated hereby.

     4.05 Accuracy of Information. This Agreement, and those other documents relating to JSM and JSM Subsidiaries and their respective businesses provided by JSM or their employees or agents to JSM in connection with the transactions contemplated herein, when considered together, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.


                            ARTICLE V

                            COVENANTS

     5.01 Covenants of Seven Oaks. During the period commencing on the date hereof and continuing until the earlier of the Effective Time or the termination of this Agreement, Seven Oaks agrees (except as expressly contemplated by this Agreement or to the extent that JSM shall otherwise consent in writing) that:

          (a) Seven Oaks will carry on its business in, and only in, the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organizations and assets, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, and others having business dealings with it.

          (b) Seven Oaks will not declare any dividends on or make other distributions in respect of the Seven Oaks Common
Stock. Seven Oaks will not amend its charter or by-laws as in effect on the date hereof.

          (c) Seven Oaks will not issue, grant, pledge, or sell, or authorize or propose the issuance of, or split, combine, reclassify or redeem, purchase, or otherwise acquire or propose the purchase of, any shares of its capital stock or any class of securities convertible into, or rights, warrants, or options (including employee stock options) to acquire, or enter into any arrangement or contract with respect to the issuance of, any such shares or other convertible securities or make any other change in its equity capital structure or issue any stock appreciation rights.

          (d) Seven Oaks will use its best efforts to comply promptly with all requirements which federal or state law may impose on it with respect to the Merger and will promptly cooperate with and furnish information to JSM in connection with any such requirements imposed upon JSM or Seven Oaks in connection with the Merger.

          (e) Seven Oaks will use its, and will cause the Seven Oaks Subsidiaries to use their, best efforts to obtain (and to cooperate with JSM in obtaining) any consent, authorization, or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by Seven Oaks (or by JSM) in connection with the Merger or the taking of any action contemplated by this Agreement. Seven Oaks will promptly advise JSM of any notice, complaint, or other communication which it receives from any regulatory agency with respect to any of the transactions contemplated in this Agreement.

          (f) Seven Oaks will not acquire direct or indirect control over any other corporation, association, firm, or organization, other than in connection with the creation of new wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

          (g) Seven Oaks will not sell, lease, or otherwise dispose of or encumber any of its assets which are material, individually or in the aggregate, to the business of Seven Oaks.

          (h) Seven Oaks will not assume, guarantee, endorse, or otherwise become liable, whether directly, contingently, or otherwise, for the obligation of any other party.

          (i) Seven Oaks will not make any loans, advances, or capital contributions to, or investments in, any other person or entity.

          (j) Seven Oaks will not make any capital expenditures except for capital expenditures authorized prior to the date of this Agreement or that are the subject of binding contractual commitments entered into prior to the date of this Agreement, and, in each case, which are identified on Schedule 5.01(j).

          (k) Seven Oaks will not incur any additional debt obligation or other obligation for borrowed money (other than in replacement of existing short term debt with other short term debt) in excess of the remaining borrowing capacity under its Line of Credit on the date hereof.

          (l) Seven Oaks will not grant any increase in compensation to its employees as a class; pay any bonus or accelerate or effect any change in any employee or retirement benefits for any employees or officers (unless such change is required by applicable law or regulation).

          (m) Seven Oaks will not amend any existing employment contract (unless such amendment is required by law or regulation) or enter into any new employment contract with any person.

          (n) Seven Oaks will not adopt any new employee benefit plan or make any change in or to any existing employee benefit plan other than any such change that is required by law or regulation or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan.

          (o) Seven Oaks will promptly advise JSM orally and in writing of any change in the business of Seven Oaks which is or may reasonably be expected to be materially adverse to either
Seven Oaks or any Seven Oaks Subsidiary.

          (p) Seven Oaks will not take, agree to take, or knowingly permit to be taken any action, or do or knowingly permit to be done anything in the conduct of the business of Seven Oaks, or otherwise, which would (i) be contrary to or in breach of any of the terms or provisions of this Agreement, (ii) cause any of the representations of Seven Oaks contained herein to be or become untrue in any material respect, (iii) adversely affect the ability of either Seven Oaks or JSM to obtain any necessary approvals of governmental authorities or other third parties required for the transactions contemplated hereby or (iv) adversely affect the ability of Seven Oaks to perform its covenants and agreements under this Agreement and the Plan of Merger.

          (q) As promptly as possible following the close of each month which may occur prior to the Closing Date, Seven Oaks will provide JSM a true copy of its financial statements for such month, including a balance sheet and income statement, and any supporting information reasonably requested by JSM.

          (r) Seven Oaks will not enter into any contract or agreement other than in connection with the transactions contemplated by this Agreement.

          (s) Seven Oaks will not effect any change in accounting policies, practices or procedures, except to the extent required by applicable accounting pronouncements.

          (t) Seven Oaks will not make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; notwithstanding the foregoing, Seven Oaks, may pay up to $10,000 in connection with the settlement of the matter referred to in Schedule 3.08.

          (u) Seven Oaks will not hold any meeting of its shareholders except to the extent required by the request of the shareholders entitled to call a meeting under such its Bylaws or the Act.

          (t) Seven Oaks shall use its best efforts to cause to be delivered to JSM a letter of Deloitte & Touche, dated a date within two business days before the Closing Date, in form and substance reasonably satisfactory to JSM and customary in scope, relating to the unaudited financial statements of Seven Oaks for the quarter ended July 31, 1995 and for subsequent periods and substance for letters delivered by independent public accountants in connection with transactions like the transactions contemplated by this Agreement.

     5.02 Covenants of JSM. During the period commencing on the date hereof and continuing until the earlier of the Effective Time or the termination of this Agreement, JSM agrees (except as expressly contemplated by this Agreement or to the extent that Seven Oaks shall otherwise consent in writing) that:

          (a) JSM will use its best efforts to comply promptly with all requirements which federal or state law may impose on it with respect to the Merger and will promptly cooperate with and furnish information to Seven Oaks in connection with any such requirements imposed upon Seven Oaks or JSM in connection with the Merger.

          (b) JSM will use its, and will cause the JSM Subsidiaries to use their, best efforts to obtain (and to cooperate with Seven Oaks in obtaining) any consent, authorization, or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by JSM (or by Seven Oaks) in connection with the Merger or the taking of any action contemplated by this Agreement. JSM will promptly advise Seven Oaks of any notice, complaint, or other communication which it receives from any regulatory agency with respect to any of the transactions contemplated in this Agreement.

          (c) JSM will promptly advise Seven Oaks orally and in writing of any change in the business of JSM which is or may reasonably be expected to be materially adverse to either JSM or any JSM Subsidiary.

          (d) JSM will not take, agree to take, or knowingly permit to be taken any action, or do or knowingly permit to be done anything in the conduct of the business of JSM, or otherwise, which would (i) be contrary to or in breach of any of the terms or provisions of this Agreement, (ii) cause any of the representations of JSM contained herein to be or become untrue in any material respect, (iii) adversely affect the ability of either JSM or Seven Oaks to obtain any necessary approvals of governmental authorities or other third parties required for the transactions contemplated hereby, or (iv) adversely affect the ability of JSM to perform its covenants and agreements under this Agreement and the Plan of Merger.

     5.03 Notice; Efforts to Remedy. Each party hereto shall promptly give written notice to the other party hereto upon becoming aware of the impending occurrence of any event which would cause or constitute a breach of any of the representations, warranties, or covenants of the first such party contained or referred to in this Agreement or the Plan of Merger and shall use its best efforts to prevent or promptly remedy the same.


                           ARTICLE VI

                      ADDITIONAL AGREEMENTS

     6.01 Investigation; Confidentiality. Prior to the Effective Time, Seven Oaks and JSM may make or cause to be made such investigation, if any, of the business and properties of the other and of the other's financial and legal condition as such party reasonably deems necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Seven Oaks and JSM each agrees to furnish the other and the other's advisers with such financial and operating data and other information with respect to its businesses, properties, and employees as Seven Oaks or JSM shall from time to time reasonably request. Seven Oaks agrees to permit JSM and its officers and agents full access to its premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Seven Oaks or any Seven Oaks Subsidiary, during normal business hours upon reasonable notice. No investigation by one party hereto shall affect the representations and warranties of the other party, and each such representation and warranty shall survive any such investigation. Each party hereto shall, and shall cause its advisers to, maintain the confidentiality of all confidential information furnished to it by the other party hereto concerning such other party's business, operations, and financial condition, and shall not use such information for any purpose for a period of five years after the date hereof, except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party hereto shall, and shall cause its advisers to, promptly return all documents and copies of, and all drafts and working papers containing, confidential information received from the other party hereto.

     6.02 No Solicitation. Seven Oaks shall not, after the date hereof and before the Effective Time, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in, Seven Oaks or any business combination involving Seven Oaks or, except to the extent required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seven Oaks shall promptly advise JSM if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made, shall promptly inform JSM of all the terms and conditions thereof, and shall furnish to JSM copies of any such written proposal or offer and the contents of any communications in response thereto.
Seven Oaks shall not waive any provisions of any "standstill" agreements between it or any Seven Oaks Subsidiary and any party, except to the extent that such waiver is, as advised by counsel, required by fiduciary obligations under applicable law.

     6.03 Shareholder Approval; Board Recommendation. Seven Oaks shall cause a meeting of its Shareholders to be held no later than November 30, 1995 for the purpose of voting upon and approving the Merger and approving and adopting this Agreement and the Plan of Merger. The Board of Directors will recommend approval of the Merger to the Seven Oaks shareholders.

     6.04 Current Information. During the period from the date of this Agreement to the Effective Time, Seven Oaks and JSM each shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other and to report on the general status of its ongoing operations. Each of Seven Oaks and JSM shall promptly notify the other of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party, and will keep the other fully informed with respect to such events.

     6.05 Articles of Merger. The parties agree that pursuant to the Act, JSM shall deliver appropriate Articles of Merger to the Secretary of State of the State of Tennessee to be filed promptly following the Closing.

     6.06 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and to consummating the Merger and Seven Oaks may pay its reasonable costs and expenses from the assets of Seven Oaks prior to the Closing. Notwithstanding the foregoing, if prior to the termination of this Agreement Seven Oaks agrees in writing to sell its stock or assets to a party other than JSM or JSM Merger, Seven Oaks will reimburse JSM for its out of pocket costs reasonably incurred in connection with the Merger.

     6.07 Press Releases. Seven Oaks and JSM shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 6.07 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable to fulfill such party's disclosure obligations imposed by law. Any such disclosure will be transmitted in writing or read orally to the other party or its counsel prior to its publication.

     6.08 Miscellaneous Agreements and Consent. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement and the Plan of Merger, including, without limitation, taking all appropriate actions to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Seven Oaks and JSM shall each take all appropriate actions to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Plan of Merger and to remove any condition or state of facts pertaining to either of them or their respective subsidiaries that otherwise would make consummation of the transactions contemplated hereby a violation of applicable law.


                           ARTICLE VII

                           CONDITIONS

     7.01 Conditions to Obligations of Seven Oaks to Effect the
Merger. The obligations of Seven Oaks to effect the Merger shall be subject to the fulfillment, or waiver by Seven Oaks, at or prior to the Closing of the following conditions:

          (a) Permits, Consents, and Approvals. All approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities (including the SEC and state "Blue Sky" authorities, as applicable) and other third parties required for the consummation of the Merger shall have been duly obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

          (b) Corporate Action. The Board of Directors of JSM (acting as such and as sole shareholder of JSM Merger) shall have taken all corporate action necessary to effectuate the Merger and the other transactions contemplated hereby, and JSM shall have furnished Seven Oaks with certified copies of the resolutions duly adopted by JSM's Board of Directors evidencing the same.

          (c)  Representations and Warranties.  The
representations and warranties of JSM set forth in this Agreement were true and correct as of the date of this Agreement, except for any such representations and warranties waived in writing by Seven Oaks; and JSM shall have delivered to Seven Oaks a certificate to that effect, such certificate being dated the Closing Date and signed by JSM's President. Such certificate may state, as appropriate, that it is given to the best of such officer's knowledge.

        (d) Covenants. Each and all of the covenants and agreements of JSM to be performed or complied with pursuant to this Agreement and the Plan of Merger prior to the Effective Time shall have been duly performed and complied with in all material respects or waived in writing by Seven Oaks, and JSM shall have delivered to Seven Oaks a certificate to that effect dated the Closing Date and signed by JSM's President.

          (e) No Injunction; Permissible Transactions. Neither Seven Oaks nor JSM shall be prohibited by any order, ruling, consent decree, judgment, or injunction of a court or regulatory agency of competent jurisdiction from consummating the Merger or the other transactions contemplated by this Agreement, and consummation of the Merger and the other transactions contemplated hereby shall be legally permissible pursuant to applicable law.

          (f) Material Adverse Changes. There shall have been no reasonable determination by the Board of Directors of Seven Oaks that the Merger or the other transactions contemplated by this Agreement have become impractical because any state of war, national emergency, or banking moratorium shall have been declared in the United States or a general suspension or trading on the New York Stock Exchange shall have occurred. There shall have been no reasonable determination by the Board of Directors of Seven Oaks that consummation of the Merger or the other transactions contemplated by this Agreement is not in the best interests of Seven Oaks or its shareholders by reason of the occurrence of a material adverse change in the financial condition or results of operations of JSM and the JSM Subsidiaries on a consolidated basis between the date hereof and the Closing Date.

          (g) Opinions of Counsel. JSM shall have delivered to Seven Oaks an opinion, dated the Closing Date, of Burch, Porter &
Johnson, PLC, or of other counsel reasonably satisfactory to Seven Oaks and its counsel.

          (h) Repayment/Refinancing of Line of Credit; Capitalization. Prior to the Closing, Seven Oaks shall be provided with evidence reasonably satisfactory to Seven Oaks regarding (i) repayment or refinancing of the Seven Oaks' existing $1 million line of credit ("Line of Credit") with National Bank of Commerce, Memphis, Tennessee ("NBC"), including the written consent or agreement of NBC to such repayment or refinancing, (ii) the Surviving Corporation's access to new capital in the aggregate amount of at least $3 million and (iii) the release, as of the Effective Time, of all of the current guarantors of the Line of Credit, who are listed on Schedule 7.01(h).

          (i) Valuation/Opinion of Financial Advisor. Seven Oaks shall have received the opinion of Mercer Capital to the effect that the consideration contemplated by the Plan of Merger is fair to the holders of shares of Seven Oaks Common Stock from a financial point of view.

          (j)  Shareholders Agreement.The persons listed on
Schedule 1.04(c)(v) shall have entered into a shareholders agreement covering, among other customary matters, (i) rights to purchase shares from terminated, resigned, deceased or incapacitated employees, (ii) restrictions on transfers of shares and (iii) elections and removals of directors.

         (k) JSM Schedules. The completion and attachment to this Agreement of all Exhibits and Schedules hereto required to be provided by JSM shall be a condition precedent to the completion of the transactions contemplated herein at Closing.

     7.02 Conditions to Obligations of JSM to Effect the Merger.
The obligations of JSM to effect the Merger shall be subject to the fulfillment, or waiver by JSM, at or prior to the Closing of the following conditions:

          (a) Permits, Consents, and Approvals. All approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities (including the SEC and state "Blue Sky" authorities, as applicable) and other third parties required for the consummation of the Merger shall have been duly obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

          (b) Corporate Action. The Board of Directors of Seven Oaks shall have taken all corporate action necessary to effectuate the Merger and the other transactions contemplated hereby, and Seven Oaks shall have furnished JSM with certified copies of the resolutions duly adopted by Seven Oaks' Board of Directors evidencing the same.

          (c) Shareholder Approval. The shareholders of Seven Oaks shall have approved the Merger and approved and adopted this Agreement and the Plan of Merger, and the transactions contemplated thereby, as and to the extent required by law and by the provisions of any governing instruments, and Seven Oaks shall have furnished JSM with certified copies of the resolutions duly adopted by the Seven Oaks shareholders approving the Merger and approving and adopting this Agreement and the Plan of Merger.

          (d)  Representations and Warranties.  The
representations and warranties of Seven Oaks set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, except for any such representations and warranties waived in writing by JSM and except for any such representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date, and Seven Oaks shall have delivered to JSM (i) a certificate to that effect as to Seven Oaks' representations and warranties, which may state, as appropriate, that it is given to the best of the knowledge of the officer signing the certificate, and (ii) a certificate to the effect that, other than as set forth on
Schedule 3.06, there has been no material adverse change in the financial condition or results of operations of Seven Oaks and the Seven Oaks Subsidiaries on a consolidated basis from April 30, 1995, to the Closing Date, each such certificate being dated the Closing Date and signed by Seven Oaks' President.

          (e) Covenants. Each and all of the covenants and agreements of Seven Oaks to be performed or complied with pursuant to this Agreement and the Plan of Merger prior to the Effective Time shall have been duly performed and complied with in all material respects or waived in writing by JSM, and Seven Oaks shall have delivered to JSM a certificate to that effect dated as of the Effective Time and signed by its President.

          (f) No Injunction; Permissible Transactions. Neither JSM nor Seven Oaks shall be prohibited by any order, ruling, consent decree, judgment, or injunction of a court or regulatory agency of competent jurisdiction from consummating the Merger or the other transactions contemplated by this Agreement, and consummation of the Merger and the other transactions contemplated hereby shall be legally permissible pursuant to applicable law.

          (g) Material Adverse Changes. There shall have been no reasonable determination by the Board of Directors of JSM that the Merger or the other transactions contemplated by this Agreement have become impractical because any state of war, national emergency, or banking moratorium shall have been declared in the United States or a general suspension of trading on the New York Stock Exchange shall have occurred. There shall have been no reasonable determination by the Board of Directors of JSM that consummation of the Merger or the other transactions contemplated by this Agreement is not in the best interests of JSM or its shareholders by reason of the occurrence of a material adverse change in the financial condition or results of operations of Seven Oaks and any Seven Oaks Subsidiary on a consolidated basis between April 30, 1995 and the Effective Time.

          (h) Opinions of Counsel. Seven Oaks shall have delivered to JSM an opinion, dated the Closing Date, of Hunton &
Williams or of other counsel reasonably satisfactory to JSM and its counsel.

          (i) Repayment of Debentures. Prior to the Closing, Seven Oaks and JSM shall have reached a satisfactory agreement regarding the repayment of Seven Oaks' debentures listed on
Schedule 3.03 hereto and cancellation of all outstanding warrants.

          (j) Consent to Continuation and Assumption of Lease. Prior to the Closing, Seven Oaks shall have obtained and delivered to JSM the consent of Inmobiliaria Axial, S.A. de C.V. ("Lessor") to the continuation after the Closing, of that certain lease agreement between Seven Oaks and Lessor for use of Seven Oaks facilities located in Juarez, Mexico.

          (k)  Consent to Continuation and Assignment of
Processing Agreement. Seven Oaks shall have obtained and delivered to JSM the consent of Fleming to the continuation and assumption of that certain First Amended and Restated Processing
Agreement, dated as of July 31, 1995, by and among Fleming, certain subsidiaries of Fleming, Seven Oaks and Coupon
Redemption, Inc.

          (l) Cancellation of Options and Warrants. Seven Oaks shall have canceled or caused the cancellation of the options and warrants held by persons listed on Schedule 3.03, in a manner that does not create any rights in such holders to obtain Seven Oaks Common Stock, cash or replacement instruments.

          (m) Repayment/Refinancing of Line of Credit; Capitalization. Prior to the Closing, JSM shall be provided with evidence reasonably satisfactory to JSM regarding (i) repayment or refinancing of the Seven Oaks' Line of Credit, including the written consent or agreement of NBC to such repayment or refinancing and (ii) the Surviving Corporation's access to new capital in the aggregate amount of at least $3 million.

          (n) Dissenters. The holders of no more than 10% of the outstanding Seven Oaks Common Stock shall have elected to exercise their statutory dissenter's rights as provided in the Act; only holders who have provided notice of the exercise of their dissenter's rights in the form and within the time periods required by the Act shall be included in the calculation provided for by this Section 5.02(o).

          (o) Cold Comfort. JSM shall have received the letter of Deloitte & Touche on the unaudited financial statements of Seven Oaks for the quarter ended July 31, 1995, in form and substance as is customary in transactions like the Merger and as acceptable to JSM in the exercise of its reasonable discretion.

          (p) Valuation/Opinion of Financial Advisor. Seven Oaks shall have received the opinion of Mercer Capital to the effect that the consideration contemplated by the Plan of Merger is fair to the holders of shares of Seven Oaks Common Stock from a financial point of view.

          (q)  Shareholders Agreement.The persons listed on
Schedule 1.04(c)(v) shall have entered into a shareholders agreement covering, among other customary matters, (i) rights to purchase shares from terminated, resigned, deceased or incapacitated Seven Oaks employees, (ii) restrictions on transfers of shares and (iii) elections and removals of directors.

          (r) Termination of Certain Agreements. All employment and severance agreements between Peter R. Pettit, Tommy R.
Thompson and Frank A. Sullivan and Seven Oaks shall have been canceled.

          (s) Seven Oaks Schedules. The completion and attachment to this Agreement of all Exhibits and Schedules hereto required to be provided by Seven Oaks shall be a condition precedent to the completion of the transactions contemplated herein at Closing.


                          ARTICLE VIII

               TERMINATION, AMENDMENT, AND WAIVER

     8.01 Termination. Notwithstanding any other provision of this Agreement or the Plan of Merger, and notwithstanding the approval of the Merger or adoption or approval of this Agreement or the Plan of Merger by the shareholders of Seven Oaks and/or JSM, this Agreement may be terminated and the Merger abandoned:

          (a)  upon the written notice of JSM delivered to Seven
Oaks on or before September 22, 1995; or

          (b)  by mutual written consent of JSM and Seven Oaks;
or

          (c) by a vote of a majority of the Boards of Directors of both Seven Oaks and JSM; or

          (d) by a vote of a majority of the Board of Directors of Seven Oaks, in the event of a material breach of this Agreement by JSM; or

          (e) by a vote of a majority of the Board of Directors of JSM, in the event of a material breach of this Agreement by Seven Oaks; or

          (f) by a vote of a majority of the Board of Directors of either Seven Oaks or JSM in the event: (i) the Merger shall not have been consummated on or before December 31, 1995; (ii) any approval of any governmental or other regulatory authority required for the consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority; or (iii) in the event of an occurrence described in Section 7.01(f) in the case of Seven Oaks or Section 7.02(g) in the case of JSM; or

          (g) if the Merger shall have been voted on by holders of Seven Oaks Common Stock at a meeting duly convened therefor, and the votes shall not have been sufficient to satisfy the condition set forth in Section 7.02(c) hereof; or

          (h) by JSM if the Board of Directors of Seven Oaks has recommended to its shareholders the approval of a bona fide proposal to acquire all of the outstanding capital stock or assets of Seven Oaks and the Seven Oaks Subsidiaries, which the Board of Directors believes, in good faith after consultation with its financial advisors, is more favorable from a financial point of view to the shareholders of Seven Oaks than the proposal set forth in this Agreement; or

          (i) by JSM if the Board of Directors of Seven Oaks, in the exercise of its fiduciary duties upon the written advice of counsel, has withdrawn, amended or modified in any manner adverse to JSM, its favorable recommendation of the transactions contemplated by this Agreement and the Plan of Merger. *stop

     8.02 Effect of Termination. In the event of termination of this Agreement by either JSM or Seven Oaks as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of either JSM or Seven Oaks, except as set forth in the last two sentences of Section 6.01 and in the last sentence of Section 6.06.

     8.03 Amendment. This Agreement and the Exhibits hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger and the approval and adoption of this Agreement and the Plan of Merger by the shareholders of Seven Oaks and/or JSM; provided, however, that after such approval by the Seven Oaks shareholders no such amendment shall reduce the amount or change in a materially adverse way the form of the consideration to be delivered to Seven Oaks' shareholders as provided in Section 1.04 of this Agreement.

     8.04 Extensions and Waivers. Each party hereto, by written instrument signed by its Chairman, Vice Chairman, President, or Chief Financial Officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (a) any inaccuracies of the other party in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (b) compliance with any of the covenants or agreements of the other party contained in this Agreement, (c) the performance (including performance to the satisfaction of a party or its counsel) by the other party of any of its obligations set out herein, and (d) the satisfaction of any condition to the obligations of the waiving party pursuant hereto.

     8.05 Amendments, Consents, and Approvals. Any amendment of this Agreement and any consent or approval of a party required or permitted pursuant to this Agreement shall be effective only when it is in writing signed by an executive officer of such party holding the title of Chairman, Vice Chairman, President, or Chief Financial Officer.


                           ARTICLE IX

                       GENERAL PROVISIONS

     9.01 Knowledge. "The knowledge of Seven Oaks" and "the knowledge of Seven Oaks and the Seven Oaks Subsidiaries" shall mean the actual knowledge of the persons listed on Schedule 9.01.

     9.02 Specific Enforceability. The parties recognize and hereby acknowledge that it would be impossible to measure in monetary terms the damages which would result to a party hereto by reason of the failure of any of the parties hereto to perform any of the obligations imposed on it by this Agreement. Accordingly, if after the Seven Oaks shareholders' meeting any party hereto should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party hereto against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to urge in any such action or proceeding the claim or defense that such a remedy at law exists.

     9.03 Termination of Representations and Warranties;
Survival of Certain Covenants. The respective representations and warranties of Seven Oaks and JSM contained in this Agreement and the Plan of Merger and in the instruments and certificates delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the earlier of (i) the termination of this Agreement in accordance with its terms or
(ii) the Effective Time; provided, however, that any representation or warranty in any agreement, contract, report, opinion, undertaking, or other document or instrument delivered hereunder in whole or in part by any person other than Seven Oaks or JSM (or directors of officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further that, in the event that the Merger is consummated, no representation or warranty of Seven Oaks or JSM contained herein shall be deemed to be terminated or extinguished so as to deprive JSM or Seven Oaks of any defense at law or in equity which it otherwise would have to any claim against it by any person, including, without limitation, any shareholder or former shareholder of Seven Oaks, the representations and warranties aforesaid (except to the extent that they shall have been waived in accordance herewith) being material inducements to the consummation by Seven Oaks and JSM of the Merger and other transactions contemplated hereby.

     9.04 Brokerage Fees and Commissions. No broker, finder or investment banker (other than Mercer Capital, whose fees shall be paid by Seven Oaks) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seven Oaks; and no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of JSM.

     9.05 Notices. Any notice or other communication required or permitted under this Agreement or the Plan of Merger shall be effective only when it is in writing and actually delivered either (a) by hand, (b) by telegram or facsimile transmission, or
(c) by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          (a)  If to Seven Oaks:

               Seven Oaks International, Inc.
               700 Colonial Road, Suite 100
               Memphis, Tennessee 38117
               Attention: Chairman and Chief Executive Officer

               With a copy to:

               Hunton & Williams
               Riverfront Plaza, East Tower
               951 East Byrd Street
               Richmond, Virginia 23219-4074
               Attention: Thurston R. Moore, Esq.

          (b)  If to JSM:

               1510 Ferdinand Street
               Coral Gables, Florida  33134
               Attention: Mr. Steve Moll

               With a copy to:

               Burch, Porter & Johnson, PLC
               Morgan Keegan Tower
               50 North Front Street
               Memphis, Tennessee 30103
               Attention: Laurel C. Williams, Esq.


or such other address or firm as any such party may designate by notice to the other party, and shall be deemed to have been given as of the date received.

     9.06 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person not a party hereto shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise.

     9.07 Exhibits and Schedules. Each and all of the exhibits and schedules referred to herein and attached hereto are hereby incorporated into this Agreement for all purposes as fully as if set forth herein.

     9.08 Severability; Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable by a court of competent jurisdiction under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     9.09 Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     9.10 Subsidiaries. For the purpose of this Agreement and the Plan of Merger, any reference to any subsidiary shall also refer to and include any subsidiaries of such subsidiaries.

     9.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.12 Time of Essence. Time is of the essence as to each and every provision of this Agreement.

     9.13 Entire Agreement. This Agreement and the Plan of Merger constitute the entire agreement and supersede any and all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

     9.14 Applicable Law. This Agreement and the Plan of Merger shall be governed by the laws of the State of Tennessee, regardless of the laws that would otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that federal law shall be controlling.

     9.15 Delivery by Telecopier. This Merger Agreement shall become effective upon execution and delivery hereof by all the parties hereto; delivery of this Merger Agreement may be made by telecopier to the Parties with original copies promptly to follow by overnight courier.

     IN WITNESS WHEREOF, JSM, JSM Merger and Seven Oaks each have caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first written above.


                              JSM NEWCO, INC.



                              By:________________________________

                              Printed Name:______________________


                              Title:_____________________________



                              JSM MERGER SUB, INC.


                              By:________________________________

                              Printed Name:______________________


                              Title:_____________________________


                              SEVEN OAKS INTERNATIONAL, INC.



                              By:________________________________

                              Printed Name:______________________

                              Title:_____________________________




EXHIBITS:

I     -  Plan of Merger


SEVEN OAKS DISCLOSURE SCHEDULES:

1.03    -  Officers
1.04(c)(v)-Post-Merger Shareholders
3.02    -  List of Seven Oaks Subsidiaries
3.03    -  Stock Options, Debentures and Warrants
3.04    -  Events Constituting a Default in Charter, By-Laws or

           Material Agreements
3.05    - Seven Oaks Reports Disclosures
3.06    - Absence of Certain Changes or Events
3.08    - Adverse Tax Matters
3.09    - Legal Proceedings
3.10    - Compliance with Laws
3.11    - Environmental Matters
3.12    - Labor Matters
3.14    - Material Contracts
3.17    - Transactions with Affiliates
3.18    - Insurance
3.19    - Undisclosed Liabilities
5.01(j) - Capital Expenditures
7.01(h) - Line of Credit Guarantors
9.01    - Knowledge
10(a)   - Agreement and Plan of Merger by and between
          JSM Newco, Inc., JSM Merger Sub, Inc., and
          Seven Oaks International, Inc. dated
          September 8, 1995